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                                                                     EXHIBIT 21

                                 PRT GROUP INC.
                                  SUBSIDIARIES

Computer Management Resources, Inc.
PRT International Ltd.
  PRT (Barbados) Ltd.
  PRT Europe Ltd.
  PRT Mauritius Ltd.
    PRT Software Services INDIA Pvt. Ltd.